Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated: October 9, 2009

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RESHAPING AND INVESTING.                                        STRUCTURED NOTES
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PRODUCTS                              FAQ
Comprehensive product information,    Answers to frequently asked questions
educational materials and downloads   about structured notes: overview,
about our structured notes            secondary trading and prospectuses

ABOUT US
Information about DWS Investments,
Deutsche Asset Management and
Deutsche Bank

Risk Considerations

Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured product.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and any other document that Deutsche Bank AG has filed with the SEC relating to such offering for more complete information about Deutsche Bank AG and the offering of any securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, as well as any product supplement, pricing supplement or term sheet if you request it by calling toll-free 1-800-311-4409.

NOT FDIC/NCUA INSURED OR GUARANTEED | MAY LOSE VALUE | NO BANK GUARANTEE
NOT A DEPOSIT | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

Copyright(C) 2008 DWS Investments Distributors, Inc.
50076 (10/07)

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RESHAPING AND INVESTING.                                        STRUCTURED NOTES
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PRODUCTS

STRUCTURED PRODUCTS ARE ONE OF THE FASTEST GROWING INVESTMENTS IN THE US

[]   Financial professionals have identified Structured Products as an increasingly important investment tool1.

[]   Investors are increasingly looking to Structured Products to meet specific stages of investor life cycles, as well as to provide innovative, solutions-oriented investments.

(1)Tomorrow's Product for Tomorrow's Client: Innovation imperatives in global asset management, Professor Amin Rajan, Barbara Smith and Jeanette Shaw,
Creative Limited 2006.

Structured products, including structured notes, offer investors an innovative financial tool kit complementary to more traditional investments such as equities, bonds, commodities and currencies. They provide individual investors and their advisors broad flexibility to manage investment needs.

Financial advisors and individual investors may select structured notes that fit a specific investor's individual risk/return profile, create a more efficient portfolio and/or provide for a desired payout - be it greater current income, principal protection or enhanced exposure to a particular asset or assets.

Structured notes complement a well diversified portfolio by giving investors:

[]   Access to asset classes that may be difficult or uneconomic to invest in directly

[]   Features, such as leverage or principal protection, that investors often do not have the ability to replicate in a cost effective manner

[]   Potential to optimize the risk/return profile of a given asset class through the use of financial engineering

[]   Potential to decrease overall portfolio volatility

[]   Greater flexibility to design an outcome-based investment portfolio

Structured notes may be classified into three broad categories: Principal
Protected, Yield Enhancement, and Out-Performance:

[]   Principal protected notes generally provide for full or substantially full principal protection at maturity, subject to the credit risk of the issuer

[]   Yield enhancement notes typically give investors the opportunity to earn enhanced periodic, contingent coupon payments

[]   Out-Performance notes generally provide for the potential to participate in enhanced returns, typically with limited or no principal protection and subject to an issuer call or other features such as a return cap

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RESHAPING AND INVESTING.                                        STRUCTURED NOTES
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[]   Greater flexibility to design an outcome-based investment portfolio

               BUyS - an Out-Performance structured product - provide investors
[GRAPHIC       with partial principal protection while still providing for
OMITTED]       participation in the performance of an underlying, often in combination with up-side Out-Performance
                                                                    > Details

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                                                                   50079 (10/07)

Risk Considerations
Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured product.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and any other document that Deutsche Bank AG has filed with the SEC relating to such offering for more complete information about Deutsche Bank AG and the offering of any securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement, as well as any product supplement, pricing supplement or term sheet if you request it by calling toll-free 1-800-311-4409.

NOT FDIC/NCUA INSURED OR GUARANTEED | MAY LOSE VALUE | NO BANK GUARANTEE NOT A
DEPOSIT | NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

                                                       Disclaimer    |   Privacy
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DWS Investments is part of Deutsche Bank's Asset Management division and, within the US, represents the retail asset management activities of Deutsche
Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management
Americas Inc. and DWS Trust Company.

Copyright (C) 2009 DWS Investments Distributors, Inc.